JOINT INSURED BOND AGREEMENT

THIS AGREEMENT, effective as of the 1st day of January, 2011 by and between the undersigned parties (which entities, together with any and all other entities hereafter included as named insureds under the Fidelity Bond (as hereafter defined) are collectively referred to as the “Parties” and singularly as a “Party”).

WITNESSETH:

WHEREAS, in accordance with subsection (f) of Rule 17g-1 of the Securities and Exchange Commission under the Investment Company Act of 1940 (the “Act”), Virtus Equity Trust, Virtus Insight Trust, Virtus Institutional Trust, Virtus Opportunities Trust, DNP Select Income Fund Inc., DTF Tax-Free Income Inc., Duff & Phelps Utility and Corporate Bond Trust Inc., The Zweig Fund, Inc., The Zweig Total Return Fund, Inc., Virtus Variable Insurance Trust, Virtus Partners, Inc., Virtus Investment Partners, Inc, Virtus Investment Advisers, Inc., VP Distributors, Inc., Duff & Phelps Investment Management Co., Kayne Anderson Rudnick Investment Management LLC, SCM Advisors, LLC, and Zweig Advisers, LLC, hereby agree to enter into this Joint Insured Bond Agreement dated January 1, 2011 (the “Agreement”);

WHEREAS, the Parties are each named as insureds under that certain joint insured bond issued by Great American Insurance Co., Policy No. 234-64-18-02, respectively (which fidelity bond, together with all endorsements and riders now or hereafter issued with respect thereto and any and all renewals thereof as well as any and all substitutions or replacements thereof shall hereinafter be referred to as the “Fidelity Bond”); and

WHEREAS, the Parties mutually desire to approve the Agreement in accordance with the provisions herein below contained.

NOW, THEREFORE, the Agreement is approved with the provisions set forth below, to wit:

1.	Notwithstanding anything possibly to the contrary, the Parties mutually agree that in the event recovery is received under the Fidelity Bond as a result of a loss sustained by a registered investment company constituting a Party and one or more other insureds under the Fidelity Bond, each such Party which is a registered investment company shall receive an equitable and proportionate share of such recovery, but in no event shall such recovery be less than the amount that such affected Party would have received had it provided and maintained a single insured bond with the minimum coverage required by subsection (d)(1) of Rule 17g-1.

2.

This instrument is executed on behalf of the trustees of each of the Parties which is a trust by the trustees thereof in their capacity as such, and not individually, and the obligations of, or arising out of this instrument, are not binding upon any of such trustees or shareholder individually but are binding only upon the assets and property of said trusts.

3.	This Agreement shall be binding upon and inure to the benefit of the Parties and any and all series or portfolios thereof, as well as any and all subsidiaries, affiliates, successors and assigns of the foregoing. This Agreement shall be deemed to be automatically amended so as to include or delete Parties contemporaneously with any amendments to the Fidelity Bond including or deleting named insureds.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first above written.

Virtus Equity Trust Virtus Insight Trust Virtus Institutional Trust Virtus Opportunities Trust

By:	/s/ Kevin J. Carr
Name:	Kevin J. Carr
Title:	Vice President, Chief Legal Officer, Counsel and Secretary

DNP Select Income Fund Inc. DTF Tax-Free Income Inc. Duff & Phelps Utility and Corporate Bond Trust Inc.

By:	/s/ Nathan I. Partain
Name:	Nathan I. Partain
Title:	President

The Zweig Fund, Inc. The Zweig Total Return Fund, Inc.

By:	/s/ Kevin J. Carr
Name:	Kevin Carr
Title:	Chief Legal Officer and Secretary

Virtus Variable Insurance Trust

By:	/s/ Kevin J. Carr
Name:	Kevin Carr
Title:	Vice President, Chief Legal Officer, Counsel and Secretary

Virtus Investment Partners, Inc. Virtus Partners, Inc.

By:	/s/ Kevin J. Carr
Name:	Kevin J. Carr
Title:	Senior Vice President, Legal and Secretary

Virtus Investment Advisers, Inc.

By:	/s/ Kevin J. Carr
Name:	Kevin J. Carr
Title:	Vice President and Clerk

Duff & Phelps Investment Management Company Kayne Anderson Rudnick Investment Management, LLC SCM Advisors, LLC VP Distributors, Inc. Zweig Advisers, LLC

By:	/s/ Kevin J. Carr
Name:	Kevin J. Carr
Title:	Vice President and Secretary

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